FOR FURTHER INFORMATION:
Michael W. McCarthy
Vice President – Corporate Communications
Photronics, Inc.
(203)775-9000
mmccarthy@brk.photronics.com

Press Release

  FOR IMMEDIATE RELEASE
     August 1, 2007

PHOTRONICS REVISES GUIDANCE FOR THIRD QUARTER OF FISCAL 2007

     BROOKFIELD, Connecticut Wednesday, August 1, 2007 -- Photronics, Inc. (Nasdaq:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, announced today that it is revising its fiscal 2007 third quarter revenue and earnings guidance. Photronics expects that revenues for the three months ended July 29, 2007 will be approximately $101.0 million to $103.0 million compared to previous guidance of $110.0 million to $120.0 million. As a result, earnings are expected to be $0.01 to $0.04 per share.

     Photronics stated that the reason for the revenue and earnings revision was a combination of a shortfall in flat panel display (FPD) and European semiconductor photomask orders and shipments compared to the Company’s initial forecasts. The Company highlighted that the end markets for its FPD customers has noticeably improved, but that strategic customers are still working through aggressive cost reduction and productivity enhancement plans that are likely to minimize the introduction of new products through the balance of Photronics’ fiscal year. In addition to the FPD revenue shortfall, the Company experienced reduced demand among semiconductor photomask customers based in Europe. Demand for photomasks during the quarter was disrupted by strategic realignment activities among various alliance partners in Europe. These disruptions are expected to be resolved by calendar year’s end.

     “While our FPD customers are experiencing stronger demand for monitors and larger television form factors, they have not yet begun to release new designs from their development pipeline,” stated Michael J. Luttati, Chief Executive Officer. “All indicators suggest that the design release cycle should improve by end of calendar 2007. In our semiconductor photomask business, several of our customers are completing the re-alignment of their strategic partnerships for next generation process technologies amidst a mild industry down cycle. These industry dynamics have confirmed and heightened our sense of urgency to complete our transformation of Photronics into a profitable technology and market share leader.

     In closing Mr. Luttati noted, “Visibility in our business has always been limited, typically 1 to 2 weeks since we operate with minimal backlog thereby introducing a degree of uncertainty quarter to quarter. The strategic actions we have underway, coupled with rapidly changing market factors, has created an additional component of volatility in our performance which will likely continue over the next few quarters. The ramp up of our new facility in China, improved market momentum in Flat Panel, especially G7 and above technologies, and the start up of our North American NanoFab, where we will begin to service customers using 65 nanometer and below processes, will all contribute positively to Photronics’ competitive positioning and long-term growth.”

     Photronics will release its fiscal third quarter earnings after the market closes on Wednesday, August 15, 2007 A conference call with investors and the media can be accessed by logging onto Photronics’ web site at www.photronics.com, then clicking on the Conference Call button. The call is scheduled for 8:30 a.m. Eastern Daylight Time on Thursday, August 16, 2007 and will be archived on the web site for instant replay access until the Company reports its fiscal 2007 fourth quarter results after the market closes on Tuesday, December 4, 2007.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are considered "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to the joint venture, the planned fabrication facility, future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company. These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements. Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; uncertainties with respect to the integration and management of a new joint venture, delays in the construction and equipping of the planned fabrication facility, the ability to transfer licensed applications to other applications, the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time. Any forward-looking statements should be considered in light of these factors. The Company assumes no obligation to update the information in this release.

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